Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑162814 and 333-200705) and on Form S-3 (Nos. 333-204376 and 333-203696) of TransAtlantic Petroleum Ltd. of our report dated March 30, 2016, with respect to the consolidated balance sheets of TransAtlantic Petroleum Ltd. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), equity and cash flows for each of the years in the two-year period ended December 31, 2015, and all related financial statement schedules, before the effects of the adjustments to retrospectively apply the application of accounting for assets held for sale described in note 17 of the December 31, 2016 annual report on Form 10‑K of TransAtlantic Petroleum Ltd., which report appears in the December 31, 2016 annual report on Form 10‑K of TransAtlantic Petroleum Ltd.  The 2015 financial statements before the effects of the adjustments described in note 17 are not presented in the December 31, 2016 annual report on Form 10-K of TransAtlantic Petroleum Ltd.

Our report dated March 30, 2016 contains an explanatory paragraph that states that the Company has significant debt obligations and non-compliance with certain debt covenants that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Dallas, Texas
March 22, 2017